News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM’S 2005 EARNINGS CLIMB 62% TO $5.00 PER SHARE; PRODUCTION, RESERVES ALSO REACH RECORD HIGHS

Bakersfield, CA - February 22, 2006 - Berry Petroleum Company (NYSE:BRY) earned $30.4 million, or $1.35 per diluted share, in the fourth quarter of 2005, which was 20% higher than the $25.3 million, or $1.11 per diluted share, the Company achieved in the fourth quarter of 2004. For 2005, the Company achieved record net income of $112.4 million, or $5.00 per diluted share, an increase of 62% compared to 2004 net income of $69.2 million, or $3.08 per diluted share, according to Robert F. Heinemann, president and chief executive officer.

Berry continued its transformation of diversifying its resource base in 2005 by adding a new core natural gas operating area and through solid execution of its active drilling program. The Company’s activities and strong commodity pricing generated powerful results with the following ten records set in 2005:

• Average production:	23,015 BOE per day	12% increase over 2004
• Revenues:	$407 million	48% increase over 2004
• Cash flow from operations:	$188 million	50% increase over 2004
• Net income:	$112 million	62% increase over 2004
• Capital expenditures:	$131 million	82% increase over 2004
• Acquisitions:	$112 million	versus $3 million 2004
• Reserve additions:	24.9 million BOE	236% increase over 2004
• Price realization:	$41.62/BOE	37% increase over 2004
• Dividend distributions:	$13.2 million	16% increase over 2004
• Return on capital employed:	33%	versus 26% in 2004

Mr. Heinemann commented, “The story behind the revenue, cash flow and earnings records in 2005 was our ability to increase production by 12% to a record 23,015 BOE per day (or 8.4 million BOE for the year) and realization of excellent commodity prices, achieving $41.62 per BOE, up 37% from the average BOE realized price in 2004 of $30.32. Our overall 2005 performance benefited from accelerated execution of our drilling programs, and the acquisition and successful integration of our Colorado Niobrara gas assets acquired in the first quarter of 2005. In 2005, we incurred $243 million in total capital expenditures; $119 million in development and exploration, $112 million in acquisitions and $12 million in the purchase of rigs and other assets.

“Our focus on capital efficiency generated a stellar return on capital of 33% for 2005. We added approximately 25 million BOE in reserves for a reserve replacement rate of 296%. We had an extremely active and well-coordinated year in drilling and field operations in which we drilled 188 new wells and 140 well workovers with only 6 dry holes. We accomplished this while maintaining an excellent safety record and on February 5, 2006, we achieved over 1,000,000 man hours of operations without a lost-time incident. This major milestone was accomplished over a three year period of time.

“In 2005, we added the eastern Colorado Niobrara assets as a new core area and expanded this acreage position by adding another 434,000 gross acres (191,000 net) in the Tri-State area (Colorado, Kansas and Nebraska) to our prospective inventory and we added 186,000 gross acres (46,000 net) in the North Dakota Bakken light oil play. In 2005, we focused our exploration and appraisal activities on three potentially very significant areas or projects. These were:
1)
Lake Canyon - Green River Formation. We drilled two exploratory wells about three miles west of our producing Brundage Canyon property into our 169,000 untested acreage block. Both wells discovered hydrocarbons and we announced initial results in January of 2006. These wells indicate that the Green River Formation continues to be productive to the west of Brundage Canyon. We are adding a gas pipeline to the area to produce the associated gas and are proceeding with the next four wells. We are preparing for a 30 well program if results from these four wells are satisfactory.

2)
Coyote Flats. We continue to drill our obligation wells to earn our 50% WI in the 69,000 gross acres. We have drilled an offset well to the discovery well and a second Ferron well about three miles south of the discovery well. We are testing both wells and are pleased with the early results. We are adding pipeline access to achieve gas sales in mid-summer.

3)
Diatomite. We are seeing encouraging results with production nearing 300 barrels per day. We expanded our initial pilot program by drilling another 25 wells (15 producers) in the fourth quarter of 2005. While this activity reduced our production from the diatomite in the fourth quarter, it sets the stage for pressure build-up and increased production in the first half of 2006. Upon satisfactory results, we are ready to proceed with another 50 well program later in 2006.”

Mr. Heinemann continued, “We will continue to actively explore and appraise our large prospective acreage positions in a decisive manner. With these early successes, we are very focused on an efficient execution of our record $190 million capital program for 2006. Our new production target for 2006 is 25,800 BOE per day which is another 12% increase in production over 2005, and upon achievement, will be our fourth consecutive year of double-digit production growth. This target includes our announced Piceance Basin acquisition which is scheduled to close by March 1, 2006.”

Berry Petroleum Company News Release - February 22, 2006
Oil and Natural Gas Production & Pricing

Annual Production	2005	%	2004	%	2003	%

Oil and Gas
Heavy Oil Production (Bbl/D)	16,063	70	15,901	77	15,477	94
Light Oil Production (Bbl/D)	3,336	14	3,345	16	489	3
Total Oil Production (Bbl/D)	19,399	84	19,246	93	15,966	97
Natural Gas Production (Mcf/D)	21,696	16	7,752	7	3,499	3
Total (BOE/D)	23,015	100	20,537	100	16,549	100
Percentage increase from prior year	12%		24%		15%

For the full-year of 2005, California production averaged 16,156 BOE per day (70%) while the Rockies assets contributed 5,259 BOE per day (23%), and the Mid-Continent assets contributed 1,600 BOE per day (7%) of the Company’s total 2005 production.

The average realized sales price net of hedging for the full-year 2005 was $41.62 per BOE, up 37% over the $30.32 per BOE received in the 2004 period.

Fourth Quarter Production	Q4 2005%		Q4 2004%		Q4 2003%

Oil and Gas
Heavy Oil Production (Bbl/D)	15,997	68	16,174	76	16,088	87
Light Oil Production (Bbl/D)	3,438	14	3,722	17	1,582	9
Total Oil Production (Bbl/D)	19,435	82	19,896	93	17,670	96
Natural Gas Production (Mcf/D)	25,428	18	9,084	7	5,280	4
Total (BOE/D)	23,673	100	21,410	100	18,550	100
Percentage increase from prior quarter	11%		15%		21%

For the fourth quarter of 2005, California production averaged 16,080 BOE per day (68%) while the Rockies assets contributed 5,605 BOE per day (24%), and the Mid-Continent assets contributed 1,988 BOE per day (8%) of the Company’s total fourth quarter production.

The average realized sales price after hedging for the fourth quarter of 2005 was $44.90 per BOE, a 30% gain over the $34.62 per BOE received in the same 2004 period.

Ralph J. Goehring, executive vice president and chief financial officer, stated, “Net cash provided by operating activities increased to a record $65.5 million during the fourth quarter, up 42% from $46.1 million during the prior year’s fourth quarter. Net cash provided by operating activities increased to a record $188 million during the full-year 2005, up 50% from $125 million in 2004. We are well positioned to continue our growth story as we have significant financial capacity to execute value-adding acquisitions that meet our strategy and will remain disciplined in our capital expenditures and operational focus. We are off to a good start as we add another major core area, the Piceance Basin (pending closing), to our growing list of operated sizable acreage positions. We expect 2006 to be another exciting and rewarding year for Berry and our shareholders.”

Teleconference Call
An earnings conference call will be held Wednesday, February 22, 2006 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time). Dial 1-866-825-1709 to participate, using passcode 23263458. International callers may dial 617-213-8060. For a digital replay available until March 7, 2005 dial 1-888-286-8010 (passcode 30001789). Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com in the “Investor Center.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California and a regional office in Denver, Colorado.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “will,” “preparing,” “appraise,” “continue,” “target,” “expect,” and others indicate forward-looking statements and important factors which could affect actual results are discussed in Part II of Berry’s Form 10-K filed with the Securities and Exchange Commission, under the heading “Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Berry Petroleum Company News Release - February 22, 2006

CONDENSED INCOME STATEMENTS
(In thousands, except per share data)
(unaudited)

	Three Months		Twelve Months
	12/31/05	12/31/04	12/31/05	12/31/04
Revenues
Sales of oil and gas	$97,055	$67,356	$349,691	$226,876
Sales of electricity	18,328	13,075	55,230	47,644
Interest and other income, net	674	89	1,804	426
Total	116,057	80,520	406,725	274,946
Expenses
Operating costs - oil & gas	29,710	23,481	99,066	75,988
Operating costs - electricity	18,490	12,776	55,086	46,191
Production taxes	2,937	217	11,506	6,431
Exploration costs	2,114	-	3,649	-
Depreciation, depletion & amortization - oil & gas	11,350	8,255	38,150	29,752
Depreciation, depletion & amortization - electricity	816	951	3,260	3,490
General and administrative	5,408	3,398	21,396	20,354
Loss on disposal of assets	-	410	-	410
Dry hole, abandonment & impairment	280	745	5,705	745
Interest	1,547	490	6,048	2,067
Total	72,652	50,723	243,866	185,428

Income before income taxes	43,405	29,797	162,859	89,518
Provision for income taxes	13,033	4,481	50,503	20,331

Net income	$30,372	$25,316	$112,356	$69,187

Basic net income per share	$1.39	$1.15	$5.10	$3.16
Diluted net income per share	$1.35	$1.11	$5.00	$3.08
Cash dividends per share	$0.13	$0.12	$.60	$.52

Weighted average common shares:
Basic	22,048	21,949	22,041	21,894
Diluted	22,496	22,670	22,490	22,470

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	12/31/05	12/31/04
Assets
Current assets	$74,886	$61,001
Property, buildings & equipment, net	552,984	338,706
Other assets	7,181	12,397
	$635,051	$412,104
Liabilities & Shareholders’ Equity
Current liabilities	$129,643	$64,841
Deferred taxes	55,804	47,963
Long-term debt	75,000	28,000
Other long-term liabilities	40,394	8,214
Shareholders’ equity	334,210	263,086
	$635,051	$412,104

Berry Petroleum Company News Release - February 22, 2006

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Twelve Months
	12/31/05	12/31/04
Cash flows from operating activities:
Net income	$112,356	$69,187
Depreciation, depletion & amortization (DD&A)	41,409	33,242
Dry hole, abandonment & impairment	4,324	(569)
Deferred income taxes	20,847	10,815
Stock based compensation	1,703	5,309
Other, net	278	794
Net changes in operating assets and liabilities	6,863	5,835

Net cash provided by operating activities	187,780	124,613

Net cash used in investing activities	(242,599)	(85,187)
Net cash provided by (used in) financing activities	40,119	(33,394)

Net (decrease) increase in cash and cash equivalents	(14,700)	6,032

Cash and cash equivalents at beginning of year	16,690	10,658

Cash and cash equivalents at end of period	$1,990	$16,690

COMPARATIVE OPERATING STATISTICS
	(unaudited)
	Three Months			Twelve Months
	12/31/05	12/31/04	Change	12/31/05	12/31/04	Change
Oil and gas:
Net production-BOE per day	23,673	21,410	+11%	23,015	20,537	+12%
Per BOE:
Average sales price before hedges	$51.71	$39.54	+31%	$47.01	$33.64	+40%
Average sales price after hedges	$44.90	$34.62	+30%	$41.62	$30.32	+37%

Operating costs	13.66	11.03	+24%	11.79	10.10	+17%
Production taxes	1.35	.11	+1,127%	1.37	.86	+59%
Total operating costs	15.01	11.14	+35%	13.16	10.96	+20%

DD&A - oil and gas	5.22	4.19	+25%	4.54	3.96	+15%
General & administrative expenses	2.49	2.62	-5%	2.55	2.71	-6%

Interest expense	$.71	$.23	+209%	$.72	$.27	+167%

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